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FOR IMMEDIATE RELEASE: April 17, 1997



Contact:  Kathy Reinhart                  Steve Lang
          AirTouch Communications Inc.    U S WEST Media Group
          415-658-2042                    303-793-6290





                     AIRTOUCH AND U S WEST MEDIA GROUP PLAN
                      MERGER OF DOMESTIC WIRELESS INTERESTS

                    - AIRTOUCH TO GET GREATER SCALE AND SCOPE
                        IN DOMESTIC WIRELESS OPERATIONS -

              - U S WEST MEDIA GROUP TO REDUCE DEBT BY $2.2 BILLION
                AND SHAREOWNERS TO GET AIRTOUCH STOCK TAX FREE -


     U S WEST Media Group (NYSE: UMG) will merge NewVector, its domestic cellular business, and its interest in PrimeCo Personal Communications into AirTouch Communications (NYSE: ATI), the two companies said today.

     The parties value the transaction at about $5 billion. The transaction includes assumption of $2.2 billion of debt by AirTouch and the distribution of AirTouch stock to Media Group shareowners, tax free.

     As a result of the transaction, AirTouch will obtain ownership of Media Group's domestic wireless businesses. With the acquisition, AirTouch expects to add to its proportionate U.S. cellular and PCS portfolio up to about 34 million POPs, 1.9 million customers and $300 million operating cash flow, based on pro-forma 1996 results, bringing its worldwide proportionate totals to 212 million POPS, 10 million customers and $1.4 billion operating cash flow. Media Group's overseas wireless properties are not affected.

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     According to Sam Ginn, AirTouch's chairman and CEO, "The combination of our
U.S. wireless operations with those of U S WEST will mark a major milestone for AirTouch, bolstering both our operating scale and expanding our footprint to reach over 212 million people worldwide."

     "Our partnership with AirTouch has been terrific," said Richard McCormick, chairman of U S WEST. "It allowed the creation of a powerful cellular company with scale and scope advantages that are critical in a highly competitive environment. This merger is consistent with the intent of AirTouch and U S WEST when the partnership was announced nearly three years ago, in July 1994, to create a single wireless company. But this transaction recognizes the changing competitive environment, eliminates potential business conflicts, reduces our debt and allows our shareowners to receive AirTouch stock tax free."

     The number of AirTouch shares to be issued will vary depending on the trading price of AirTouch stock. AirTouch will issue 84.8 million shares to Media Group shareowners if AirTouch stock is trading at $33 or higher. If AirTouch is trading at $30 or lower, Media Group shareowners will receive 93.3 million AirTouch shares. AirTouch common stock closed on April 17 at 23 1/2. While accretive to AirTouch's cash flow, earnings per-share dilution from this transaction for the first full year is expected to be around $.30 and to decline thereafter. AirTouch expects to maintain its investment grade rating.

     Customers of Media Group's cellular service will notice no change, because Media Group's cellular operations began using the AirTouch brand about a year ago. In addition, Media Group's domestic cellular employees will generally


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follow their work, and become AirTouch employees once the transaction is final.

     After several months of negotiation, the companies signed a letter of intent today, documenting the significant terms of the transaction. Closing of the transaction requires a definitive agreement, the approval of the AirTouch and U S WEST boards of directors, the approval of the Internal Revenue Service, Hart-Scott-Rodino review, approval by shareowners of Media Group and U S WEST Communications (NYSE: USW), voting as a single class, and the satisfaction of other conditions. (U S WEST common stock was converted into two classes of "tracking stocks" in 1995, one that tracks the performance of the Communications Group, and one that tracks Media Group.)

     Pursuant to the transaction, which will be tax-free to U S WEST, AirTouch and their respective shareowners, U S WEST will distribute to its shareowners shares of a newly formed company holding all of its businesses other than the Media Group's domestic wireless businesses and will then merge the remaining domestic wireless businesses with AirTouch or a subsidiary thereof in a transaction in which shares of AirTouch common stock will be distributed directly to holders of U S WEST Media Group common stock.

     The companies said they believe this transaction should close by the end of the year, but they noted that "Morris Trust" legislation introduced today in Congress would block this transaction if the legislation passes in its current form. In this event, the companies would continue with their existing joint venture agreement.

     The ability to include in the transaction certain of U S WEST's cellular interests representing four million to five million POPs may be dependent on the outcome of pending

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litigation or the receipt of third-party consents. In the event that U S WEST is unable to transfer certain of its interests to AirTouch, the amount of debt that AirTouch will assume and the amount of stock that it will issue will be appropriately reduced.

     If consummated, the transaction would replace the 1994 agreements between AirTouch and U S WEST that called for the companies to combine their U.S. cellular operations and interests in PrimeCo in a multi-phased transaction.

     U S WEST Media Group (NYSE: UMG), one of America's largest broadband communications companies, is involved in domestic and international cable and telephony, wireless communications, and directory and information services. For 1996, Media Group reported proportionate revenues of $6.4 billion. Media Group is one of two major groups that make up U S WEST, a company in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's other major group, U S WEST Communications, provides telecommunications services in 14 western and midwestern states.

     AirTouch Communications is a global wireless communications company, with interests in cellular, paging, and personal communications services in the United States, Belgium, Germany, India, Italy, Japan, Poland, Portugal, Romania, South Korea, Spain and Sweden, as well as an interest in the Globalstar satellite system. The company, based in the San Francisco, serves over 8 million proportionate customers worldwide.

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